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                                                                     EXHIBIT 3.4



                                  AMENDMENT TO
                           AMENDED AND RESTATED BYLAWS
                                       OF
                        GRANITE BROADCASTING CORPORATION

Article 3, Section 1 is amended by deleting the same in its entirety and inserting the following in its place:

         "Section 1. NUMBER AND QUALIFICATIONS: The board of directors shall consist initially of ten directors, and thereafter shall consist of such number as may be fixed from time to time by resolution of the Board. The directors need not be stockholders."